Exhibit 99.1

Investor Contact
Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3629

Media Contact
Lucy Neugart
Sard Verbinnen & Co.
415-618-8750

DineEquity, Inc. Appoints Douglas M. Pasquale

to its Board of Directors

GLENDALE, Calif., March 1, 2013 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the appointment of Douglas M. Pasquale to the Company’s board of directors, effective immediately.  The board of directors increased its size from 10 to 11 members, and Mr. Pasquale was appointed to fill the vacancy created by the increase. Mr. Pasquale is an independent director who will serve as a Class II director with a term expiring at the Company’s 2014 annual meeting of stockholders.

“We are very pleased to add the exceptional talents of Doug Pasquale to DineEquity’s board of directors,” said chairman and chief executive officer Julia Stewart. “Doug is well suited to join our board, and brings with him extensive experience and strong skills in management, accounting and strategic planning.”

Mr. Pasquale, 58, served as senior advisor to the chairman and chief executive officer of Ventas, Inc. (NYSE: VTR) from July 2011 to December 2011 upon its acquisition of Nationwide Health Properties, Inc. (NYSE: NHP), a real estate investment trust that invested in medical office buildings, senior housing and long-term care facilities. Mr. Pasquale was also appointed to the board of directors of Ventas on July 1, 2011 and continues to serve on that board.  Prior to the acquisition of Nationwide Health Properties by Ventas, Mr. Pasquale served as chairman of the board of directors of Nationwide Health Properties, Inc. from May 2009 to July 2011, as president and chief executive officer of Nationwide Health Properties from April 2004 to July 2011, and as executive vice president and chief operating officer of Nationwide Health Properties from November 2003 to April 2004.  He also was a director of Nationwide Health Properties from November 2003 to July 2011.  Mr. Pasquale previously served in various roles (most recently chairman and chief executive officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as president and chief executive officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. He also served as president and chief executive officer of Richfield Hospitality Services, Inc. and Regal Hotels International-North America from 1996 to 1998 and as its chief financial officer from 1994 to 1996.

In addition to Ventas, Inc., Mr. Pasquale currently serves as a member of the boards of directors of Alexander and Baldwin, Inc. (NYSE: ALEX), Terreno Realty Corporation (NYSE: TRNO) and Sunstone Hotel Investors, Inc. (NYSE: SHO). He received a bachelor’s degree in accounting and an MBA from the University of Colorado.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,600 restaurants combined in 17 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.